NEWS RELEASE

FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS FIRST QUARTER DILUTED EARNINGS PER SHARE AND PROVIDES AN UPDATE ON THE COMPANY’S OUTLOOK FOR FISCAL 2008

MARYVILLE, TN – October 10, 2007 – Ruby Tuesday, Inc. today reported diluted earnings per share of $0.21 on net income of $11.1 million for the Company’s first quarter of fiscal 2008, which ended on September 4, 2007. This compares to diluted earnings per share of $0.37 on net income of $21.6 million for the first quarter of the prior year. The diluted earnings per share impact of costs associated with the Company’s remodel initiative in the first quarter of fiscal 2008 was $0.05.

Quarterly Highlights

As previously reported, first quarter fiscal 2008 same-restaurant sales at Company-owned Ruby Tuesday restaurants decreased 4.8%, while same-restaurant sales at domestic franchise Ruby Tuesday restaurants decreased 2.9%, as compared to a decrease of 0.5% and an increase of 1.4% at Company-owned and domestic franchise Ruby Tuesday restaurants, respectively, in the first quarter of the prior year.

First quarter fiscal 2008 same-restaurant sales:

	June	July	August	First Quarter
Company-Owned	-3.3%	-4.7%	-6.8%	-4.8%
Domestic Franchise	-0.5%	-3.4%	-5.2%	-2.9%

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October 10, 2007

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Other highlights for the 13-week first quarter:

•	Total revenue increased 2.4% over the same period of the prior year.
•	Average restaurant volumes at Company-owned Ruby Tuesday restaurants decreased 3.7% from the same period of the prior year.
•	The Company opened four new Ruby Tuesday restaurants during the quarter and purchased eleven restaurants from its West Palm Beach, Florida franchisee. Four restaurants were closed during the quarter.
•	Aside from the restaurants sold to the Company, domestic and international franchisees opened three new Ruby Tuesday restaurants during the quarter and closed one.
•

Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $113,371,000 and $117,154,000 for the first quarter of fiscal 2008 and 2007, respectively. Fiscal 2008 sales at franchise restaurants were reduced due to the acquisitions of the West Palm Beach franchisee on the first day of fiscal 2008, and the prior acquisitions of the Orlando, Florida franchisee in the first quarter of fiscal 2007, and the South Florida franchisee in the third quarter of fiscal 2007.

•	Capital expenditures for new restaurants and routine capitalized improvements at existing restaurants were $20.9 million for the quarter.
•	Capital expenditures related to the Company’s remodel initiative were $17.4 million for the quarter.

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October 10, 2007

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The Company repurchased 1.7 million shares of its common stock during the first quarter at an average price of $23.74 per share. As of the end of the first quarter, 7.9 million shares remained authorized for repurchase under the Company’s ongoing share repurchase program.

•	The Company had 51.7 million shares of common stock outstanding at the end of the quarter.

Fiscal 2008 Guidance

The Company is targeting diluted earnings per share of $0.01 to $0.03 for its second quarter based on same-restaurant sales of down 6.0% to down 8.0% at Company-owned restaurants and includes $0.05 to $0.07 per diluted share for costs associated with the planned remodel initiative. For fiscal 2008, the Company is now targeting diluted earnings per share of $1.01 to $1.13 for fiscal 2008 based on same-restaurant sales of down 3.0% to 5.0% at Company-owned restaurants. The estimate for fiscal 2008 diluted earnings per share includes a reduction for costs associated with our remodel initiative, projected to be $0.18 to $0.20, of which $0.14 to $0.16 is related to the accelerated depreciation of existing assets and approximately $0.04 is related to incremental depreciation on new assets net of the reduction from the related write-offs. Additional assumptions used to determine the targeted range include the following:

•	20 to 25 Company-owned openings for the year;
•	20 to 25 franchise openings for the year;
•	Investments in labor and food cost to achieve a compelling value position;

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October 10, 2007

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•	$65-$75 million in capital expenditures for the year for new restaurants and routine capitalized improvements at existing restaurants; and
•	$55-$65 million in capital expenditures for the above mentioned remodeling of Company restaurants during the fiscal year.

Sandy Beall, Founder and CEO commented, “We are disappointed with our performance.  However, we have solid strategies in place that are positioning our brand in a better direction long-term. We have been investing in our plan for over two years now. Our brand scores, food study scores and guest satisfaction scores show solid improvement, and by the spring our reposition should be complete creating a fresher, more relevant, higher quality Ruby Tuesday. Our immediate challenge is to respond to the current sales environment with a much stronger value and promotion strategy that we will start in the second week of October. We will begin with our new lunch advertisement with compelling value featuring Fresh Combinations starting at $6.99, and then introduce further promotions in November through January including quality direct mail advertising to higher income homes highlighting our fresh new food and look in remodeled markets.

“Same restaurant sales for the second quarter are expected to improve through the quarter, from down approximately 10.5% in September, to down 3-4% in November, which includes a check effect that is essentially flat to down. We expect that the lower sales, combined with our food and labor investments will result in much lower second quarter earnings than we originally anticipated.  We believe that, with our strategies, traffic, sales, and earnings should

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October 10, 2007

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improve by year end.  We will end the year with the completion of all Company restaurant remodels, and we will be well-positioned for a start to a fresh new year with a stronger brand for the long-term.”

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, Puerto Rico, and 12 foreign countries. As of September 4, 2007, the Company owned and operated 691 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 190 and 54 restaurants, respectively.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

For more information, contact:
Shannon Hepp	Phone: 865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time. The call will be available live at the following websites:

http://www.rubytuesday.com

http://www.fulldisclosure.com

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements,” which represent the Company’s expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and re-franchises. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes and remodeled restaurants; laws and regulations affecting labor and employee benefit costs, including further potential increases in federally mandated minimum wage; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability and cost of capital; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.

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October 10, 2007

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RUBY TUESDAY, INC.

Financial Results For the First Quarter of Fiscal Year 2008
(Amounts in thousands except per share amounts)

	13 Weeks		13 Weeks
	Ended		Ended
	September 4,	Percent	September 5,	Percent	Percent
	2007	of Revenue	2006	of Revenue	Change

Revenue:
Restaurant sales and operating revenue	$ 342,994	98.9	$ 334,811	98.9
Franchise revenue	3,803	1.1	3,848	1.1
Total revenue	346,797	100.0	338,659	100.0	2.4

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	92,693	27.0	89,670	26.8
Payroll and related costs	109,941	32.1	103,543	30.9
Other restaurant operating costs	66,887	19.5	61,144	18.3
Depreciation and amortization	23,593	6.9	18,382	5.5
(as a percent of Total revenue)
Loss from Specialty Restaurant Group, LLC bankruptcy	164	0.0	88	0.0
Selling, general and administrative, net	29,753	8.6	29,427	8.7
Equity in losses / (earnings) of unconsolidated franchises	846	0.2	(68)	0.0
Total operating costs and expenses	323,877		302,186

Earnings before Interest and Taxes	22,920	6.6	36,473	10.8	(37.2)

Interest expense, net	7,099	2.0	4,294	1.3

Pre-tax Profit	15,821	4.6	32,179	9.5	(50.8)

Provision for income taxes	4,731	1.4	10,629	3.1

Net Income	$ 11,090	3.2	$ 21,550	6.4	(48.5)

Earnings Per Share:
Basic	$ 0.21		$ 0.37		(43.2)
Diluted	$ 0.21		$ 0.37		(43.2)

Shares:
Basic	52,146		58,141
Diluted	52,429		58,521

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RUBY TUESDAY, INC.

Financial Results For the First Quarter
of Fiscal Year 2008
(Amounts in thousands)

	September 4,	June 5,
CONDENSED BALANCE SHEETS	2007	2007
Assets
Cash and Short-Term Investments	$8,312	$25,892
Accounts and Notes Receivable	9,648	14,773
Inventories	20,787	20,032
Deferred Income Taxes	4,391	4,839
Assets Held for Disposal	28,736	20,368
Prepaid Rent and Other Expenses	13,786	14,542

Total Current Assets	85,660	100,446

Property and Equipment, Net	1,048,956	1,033,336
Goodwill, Net	18,927	16,935
Notes Receivable, Net	8,645	9,212
Other Assets	67,867	69,927

Total Assets	$1,230,055	$1,229,856

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$2,376	$1,779
Income Tax Payable	9,035	5,730
Other Current Liabilities	113,519	116,249
Long-Term Debt, including Capital Leases	550,645	512,559
Deferred Income Taxes	31,034	37,107
Deferred Escalating Minimum Rents	40,530	39,824
Other Deferred Liabilities	80,079	77,282

Total Liabilities	827,218	790,530

Shareholders' Equity	402,837	439,326

Total Liabilities and
Shareholders' Equity	$1,230,055	$1,229,856